HENRY L. CREEL CO., INC.
Certified Public Accountant
(216) 491-0800
(216) 491-0803

To whom it may concern:

The firm of Henry L. Creel Co., Inc., Certified Public Accountant Consents to the inclusion of my report of December 31, 1999, on the Financial Statements of Augrid of Nevada Inc. from the inception date of March 1, 1998 through December 31, 1999 in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Respectfully,

/s/Henry L. Creel, CPA

March 24, 2000